Exhibit 3.1

ROSS MILLER
Secretary of State                                        Document Number
254 Norht Carson Street, Ste 1                            20090589110-95
Carson City, Nevada 89701-4299                            Filing Date and Time
(776) 684 5708                                            07/31/2009 11:00 AM
Website: www.nvsos.gov                                    Entity#
                                                          E0075652008-8

                                                          Filed in the office of
                                                          /s/ Ross Miller
     Certificate of Amendment                             Ross Miller
(Pursuant to NRS 78.385 and 78.390)                       Secretary of State
                                                          State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Midex Gold Corp.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3 - Shares:

Effective as of August 10, 2009 (the "Effective Date") all issued and outstanding shares of common stock of the Corporation automatically shall be increased at a rate of five-for-one (the "Forward Split") without the necessity of any further action on the part of the holders thereof or the Corporation, provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Effective Date of the Forward Split (the "Existing Common") into new certificates representing the appropriate number of shares of Common Stock resulting from the increase ("New Common").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 71.4%

4. Effective date of filing (optional): August 10, 2009
                  (must be no later than 90 days after the certificate is filed)


5. Officer Signature (Required)  /s/ Morgan Magella
                                ------------------------------

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.